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                                                                    EXHIBIT 10.8


                              PROCUREMENT AGREEMENT

                                 by and between

                             NEW WORLD PASTA COMPANY

                                       and

                             MILLER MILLING COMPANY


                                January 28, 1999
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                                TABLE OF CONTENTS

                                                                          Page


ARTICLE 1.  DEFINITIONS......................................................1

                  1.1   Procurement Contracts................................2

                  1.2   Contract Goods.......................................2

                  1.3   Contract Services....................................2

                  1.4   Contract Goods Requirements..........................2

                  1.6   Plant................................................2

                  1.7   Procurement Services.................................2

ARTICLE 2.  PROCUREMENT......................................................3

                  2.1   Procurement/Quantity.................................3

                  2.2   Quality Requirements of Individual Purchases.........3

                  2.3   Procurement of Contract Goods and Contract
                          Services Supplied by Miller's Mills................4

                  2.4   Permits and Licenses.................................4

                  2.5   Price................................................4

                  2.6   Payment..............................................4

                  2.7   Notice of Flour Requirements.........................4

                  2.8   Delivery of Contract Goods and Contract Services.....5

                  2.9   Purchase and Manufacturing Records...................5

                  2.10  Inspection...........................................5

                  2.11  Force Majeure........................................5


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                  2.12  Fee for Procurement Services.........................5

ARTICLE 3.  RESPECTIVE RIGHTS, TERMINATION AND TRANSFER......................6

                  3.1   Term.................................................6

                  3.2   Breach of Obligations/Termination by NWP.............6

                  3.3   Termination by Miller................................6

                  3.4   Indemnification by NWP...............................6

                  3.5   Indemnification by Miller............................7

ARTICLE 4.  GENERAL PROVISIONS...............................................7

                  4.1   Governing Law........................................7

                  4.2   Notices..............................................7

                  4.3   Terms of Sale........................................8

                  4.4   Breach of Agreement..................................8

                  4.5   Confidentiality......................................8

                  4.6   Arbitration..........................................8

                  4.7   Binding Effect and Assignment........................8

                  4.8   Severability.........................................9

                  4.9   Counterparts.........................................9

                  4.10  Integration..........................................9


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                                LIST OF EXHIBITS

Exhibit A - Specifications


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                              PROCUREMENT AGREEMENT

      THIS PROCUREMENT AGREEMENT ("Agreement") is made and entered into effective as of the 28th day of January, 1999, by and among MILLER MILLING COMPANY, a Minnesota corporation ("Miller"), and NEW WORLD PASTA COMPANY f/k/a HERSHEY PASTA MANUFACTURING COMPANY, a Delaware corporation ("NWP"). RECITALS

      A. NWP is in the business of manufacturing distributing and selling dry pasta and egg noodles (the "Business").

      B. NWP needs to purchase substantial quantities of semolina and durum wheat flours for use in its Business.

      C. NWP owns and operates manufacturing plants in Fresno, CA, Kansas City, KS, Omaha, NE, Lebanon, PA, Winchester, VA, and Louisville, KY ("Plant" and "Plants").

      D. Miller and NWP (as successor in interest to Hershey Pasta & Grocery Group, a division of Hershey Foods Corporation) are parties to certain Mill Agreements (as defined below) concerning the production and supply of semolina and durum flour to NWP.

      E. Pursuant to the Mill Agreements, NWP is required to buy and Miller is required to supply Flour to NWP primarily for NWP's Fresno, CA, Winchester, VA, and Lebanon, PA Plants.

      F. Miller has constructed and is operating a flour mill in Fresno, CA (the "Fresno Mill") and a flour mill in Winchester, VA (the "Winchester Mill") (collectively, the "Mills") for the purpose of satisfying its obligations under the Mill Agreements.

      G. Miller is willing to assist NWP in the procurement of semolina, durum, and milling, processing, transportation and other services reasonably necessary for NWP to have an adequate supply of semolina and durum wheat flours for NWP's production of pasta and egg noodles and NWP desires to have Miller assist NWP in such procurements.

      Now therefore, in consideration of the forgoing recitals which are incorporated herein by reference and the mutual covenants and agreements herein contained, and intending to be legally bound, it is agreed by and between the parties hereto as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

      For the purposes of this Agreement, the following definitions shall have the meanings set forth below:


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      1.1 Procurement Contracts. The term "Procurement Contract" or "Procurement
Contracts" means any contract entered into by Miller either directly or indirectly on behalf of or for the benefit of NWP pursuant to this Agreement.

      1.2 Contract Goods. The term "Contract Goods" shall mean collectively semolina and durum wheat flours, other wheat products and other ingredients, e.g. calcium, enrichment and other flour additives requested by NWP used by NWP to manufacture pasta and egg noodles other than Contract Goods provided by Miller pursuant to the Mill Agreements while such Mill Agreements are in effect. Contract Goods shall not include eggs, coloring, flavoring, packing, advertising or related items.

      1.3 Contract Services. The term "Contract Services" shall mean collectively contracts for milling of durum wheat or other services including, but not limited to, transportation, storage, testing, contract production of wheat, execution of futures and hedging contracts, and other related services as agreed to from time to time between the parties other than Contract Services provided by Miller pursuant to the Mill Agreements.

      1.4 Contract Goods Requirements. "Contract Goods Requirements" shall mean the Contract Goods needs of the Plants as ordered by NWP from time to time as provided herein.

      1.5 Mill Agreements. "Mill Agreements" that certain Mill Agreement dated January 28, 1999, between Miller and NWP which agreement superseded that certain Amended and Restated Mill Agreement between Hershey Pasta & Grocery Group and Miller dated July 29, 1998, and that certain Amended and Restated Mill Agreement between Hershey Pasta & Grocery Group and Miller dated March, 1998, as amended First Amendment thereto dated January 28, 1999 which was assigned to and assumed by NWP.

      1.6 Plant. The term "Plant" or "Plants" shall mean NWP's pasta production facilities located anywhere in North America currently existing or hereafter acquired or built.

      1.7 Procurement Services. The term "Procurement Services" means the services and activities to be provided by Miller pursuant to this Agreement including but not limited the procurement of Contract Goods and Contract Services.

      1.8 Semolina. The flour produced from durum wheat which meets NWP specifications. It is recognized that there is a Standard of Identity for semolina promulgated by the U.S. Food and Drug Administration.


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                                   ARTICLE 2.
                                   PROCUREMENT

      2.1 Procurement/Quantity. During the term of this Agreement and subject to the further terms of this Agreement, Miller agrees to provide Procurement Services to procure for the benefit of NWP Contract Goods and Contract Services which NWP shall require during the Term to fulfill its Contract Goods Requirements for the operation of its Business. NWP agrees to procure all such Contract Goods and Contract Services during the Term exclusively through Miller for so long as Miller is not in breach of its material obligations under this Agreement. The Procurement Services shall include not only the direct procurement in the name of Miller of Contract Goods, but shall also include the procurement for and in the name of NWP with the consent of NWP. Such Contract Goods shall be procured by Miller on such terms and conditions as Miller and NWP shall agree to from time to time in the exercise of their reasonable business judgment after giving due consideration of the Contract Goods Requirements as communicated from time to time by NWP to Miller in writing.

      2.2 Quality Requirements of Individual Purchases.

            2.2.1 The Contract Goods procured by Miller for and in the name of NWP pursuant to this Agreement shall be of a quality in accordance with the specifications set forth in Exhibit A (the "Specification"). The Specifications shall be changed if required by law or regulation or at NWP's election. If NWP elects to change the specifications for Contract Goods, it shall give Miller at least thirty (30) days prior written notice. Such change shall apply only to Contract Goods purchased after the change in the Specification for which Procurement Contracts have not been entered into prior to the date on which Miller receives written notice of such changes. If any change in the specifications results in increased costs to Miller in providing Contract Goods and such cost increase is documented by records kept in the ordinary course of business, then Miller shall negotiate notify NWP of such increased costs as soon as practicable after they become known to Miller.

            2.2.2 The Contract Goods and Contract Services procured by Miller for the benefit of NWP under the terms of this Agreement shall also conform to all applicable federal, state and local laws and regulations.

            2.2.3 Miller shall by contract, require all millers providing Contract Goods and Contract Services to manufacture such Contract Goods in accordance with good manufacturing practices and to maintain its mill and related facilities in a sanitary, food grade status.

            2.2.4 NWP may reject any Contract Goods which fail to comply with the provisions of this Section and all contracts pertaining to the supply of such Contract Goods shall require the supplier to retrieve, as necessary, all such non-conforming Contract Goods and bear all costs and expenses associated with such non-conforming Contract Goods, including but not


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      limited to, reimbursement to NWP for any costs involved in handling or processing such Contract Goods, retrieval of such Contract Goods, costs and expenses incurred by NWP in connection with the handling of work-in-process or finished goods utilizing such non-conforming Contract Goods. Costs and expenses incurred in connection with Contract Goods shall be borne by Miller only to the extent NWP can reasonably demonstrate that the problem with the finished goods arose from Miller's willful or negligent failure to comply its obligations under this Article. Miller shall be responsible for handling all claims against suppliers of Contract Goods and Contract Services.

      2.3 Procurement of Contract Goods and Contract Services Supplied by Miller's Mills. Miller may procure Contract Goods and Contract Services from Miller's mills provided however, that the price to be paid by NWP for such Contract Goods shall not exceed the cost at which goods of similar kind, quality and timeliness may be procured from sources other than Miller's Mills FOB NWP's Plant or Plants. Nothing contained in this Section shall affect the terms on which Miller supplies Contract Goods and/or Contract Services to NWP's Plants in Winchester, VA, Fresno, CA and Lebanon, OH pursuant to the terms of the Mill Agreements.

      2.4 Permits and Licenses. Miller shall acquire and maintain all material licenses and permits required for the procurement of the Contract Goods and Contract Services and shall require all suppliers of Contract Goods and Contract Services to acquire and maintain all material licenses and permits required for handling, processing and production of the Contract Goods or Contract Services. NWP shall exercise reasonable commercial judgment in obtaining and maintaining necessary and material licenses and permits for the operation of the Plant.

      2.5 Price. Miller shall use reasonable commercial efforts to procure the Contract Goods and Contract Services [Confidential Treatment Requested by New World Pasta Company].

      2.6 Payment. Payment terms for Contract Goods and Contract Services procured pursuant to this Agreement shall be on the same terms as required or permitted by the suppliers or as otherwise agreed upon between the parties. NWP shall timely pay for all Contract Goods and Contract Services procured for NWP by Miller pursuant to this Agreement. Payment shall be made either to Miller or the supplier of the Contract Goods and Contract Services as Miller and NWP shall agree from time to time.

      2.7 Notice of Flour Requirements. On or before the 20th day of each month, or other schedule that the parties agree upon, NWP shall use reasonable efforts to give a nonbinding delivery schedule to Miller, in writing or by telephone, forecasting the type and quantity of Contract Goods and Contract Services which NWP shall require at each Plant. Miller shall use reasonable commercial efforts to procure Contract Goods and Contract Services in accordance with NWP's actual order. The parties recognize that sales of pasta products in which the Contract Goods and Contract Services will be utilized are seasonal in nature. Therefore, NWP cannot plan or predict with certainty its need for Contract Goods. Such forecast by NWP, therefore, shall not be binding on NWP with respect to the amount of Contract Goods which are actually ordered.


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      2.8 Delivery of Contract Goods and Contract Services. Miller shall use reasonable commercial efforts to cause all Procurement Contracts for the delivery of Contract Goods and Contract Services procured by Miller pursuant hereto to require the delivery of Contract Goods and Contract Services to NWP at such times as shall be ordered by NWP.

      2.9 Purchase and Manufacturing Records. Miller shall keep complete, true and accurate records and accounts with respect to all matters and inputs affecting the procurement of Contract Goods and Contract Services, including but not limited to, records with respect to purchasing and transporting of Contract Goods and Contract Services, such records to be kept in accordance with generally accepted accounting principles applied on a consistent basis from year to year. NWP or its representatives shall have the right to audit such records and accounts after reasonable prior notice to Miller, and Miller shall provide NWP with monthly statements of such matters in such form as shall be reasonably requested by NWP.

      2.10 Inspection. Each Procurement Contract pertaining to the procurement of Contract Goods and Contract Services shall afford Miller and NWP with reasonable access to all production facilities providing or supplying Contract Goods and Contract Services at any time during operating hours after reasonable notification by NWP or Miller. Miller and NWP shall promptly notify the other of the results of any and all of their respective inspections of any such facilities. Each Procurement Contract for Contract Goods and Contract Services shall require such supplier to provide to Miller and NWP the result of any inspections by any regulatory or industry authority. Further, each Procurement Contract shall require the supplier to immediately notify Miller and NWP of any deficiencies, sanitation or quality problems in incoming grain, operations or Contract Goods identified by Miller, regulatory authorities or any third party.

      2.11 Force Majeure. Miller and NWP shall be excused from performance of the purchase and supply provisions of this Article II by reason of circumstances beyond their control, including, but not limited to, acts of God, disaster, fire, floods, the elements, lockouts, strikes, embargoes, governmental acts, wars (declared or undeclared) and riots. The party experiencing such force majeure shall provide prompt notice to the other party and its performance shall be excused during the existence of such force majeure. The party experiencing such force majeure shall use its best efforts to remove, rectify or correct such force majeure and if the force majeure extends for longer than eighteen (18) months, the other party shall have the option of terminating this Agreement upon written notice. Nothing contained herein shall impose any liability on Miller for any failure of any supplier of Contract Goods to satisfy the its obligations under any contract to provide Contract Goods.

      2.12 Fee for Procurement Services. In consideration of the Procurement Services provided by Miller, NWP shall pay Miller a minimum annual [Confidential Treatment Requested by New World Pasta Company]. Such fees shall be paid by NWP within thirty (30) business days after NWP's receipt from Miller of Miller's invoice for such fees and expenses. The Minimum Fee shall be increased on each anniversary of this Agreement [Confidential Treatment Requested by New


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World Pasta Company]. Further, within ninety days after each anniversary of the date hereof (or at the election of the parties, each calendar year) the parties shall adjust the Minimum Fee [Confidential Treatment Requested by New World Pasta Company].

                                   ARTICLE 3.

                   RESPECTIVE RIGHTS, TERMINATION AND TRANSFER

      3.1 Term. The Initial Term of this Agreement shall expire on [Confidential Treatment Requested by New World Pasta Company]. On or before [Confidential Treatment Requested by New World Pasta Company], and on or before [Confidential Treatment Requested by New World Pasta Company] of each year thereafter, either party may deliver notice to the other that such party has elected to terminate this Agreement effect as of following December 31. Absence such notice this Agreement shall continue from year to year until terminated as provided herein.

      3.2 Breach of Obligations/Termination by NWP. Failure of Miller to comply with any of its obligations or conditions herein contained, shall be a default and shall entitle NWP to give Miller written notice to cure such default. If any such default is not cured within thirty (30) days after receipt of such written notice, NWP shall be entitled to terminate this Agreement by giving written notice to take effect immediately.

      3.3 Termination by Miller. Failure of NWP to comply with any of its obligations or conditions herein contained, or in any Procurement Contract for the Contract Goods or Contract Services procured under this Agreement, including, but not limited to failure to purchase or pay for Contract Goods, shall be a default and shall entitle Miller to give NWP written notice to cure such default. If any such default is not cured within thirty (30) days after receipt of such written notice, Miller shall be entitled to terminate this Agreement by giving written notice to take effect thirty (30) days after such notice.

      3.4 Indemnification by NWP. NWP shall indemnify, defend and hold Miller, its officers, directors, employees and agents harmless from any and all claims, liabilities, losses, judgments, costs, injuries, damages, deficiencies and expenses incurred by Miller (including reasonable attorneys' fees), in connection with, arising out of, resulting from or related or incident to any breach or non-fulfillment of any covenant or agreement of NWP under this Agreement.

      3.5 Indemnification by Miller. Miller shall indemnify, defend and hold NWP, its officers, directors, employees and agents harmless from any and all claims, liabilities, losses, judgments, costs, injuries, damages, deficiencies and expenses incurred by NWP (including reasonable attorneys' fees), in connection with, arising out of, resulting from or related or incident to Miller's breach or non-fulfillment of any covenant or agreement of Miller under this Agreement.


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                                   ARTICLE 4.

                               GENERAL PROVISIONS

      4.1 Governing Law. The parties hereto acknowledge that this Agreement was made under, and shall be governed by the laws of the State of Minnesota without regard to such state's rules regarding conflicts of laws.

      4.2 Notices. Notices under this Agreement shall be in writing and may be delivered by hand or sent by mail, courier or facsimile. Notices by mail shall be sent by United States registered or certified mail, postage prepaid, return receipt requested, and shall be deemed delivered five (5) days after date of mailing. Notices sent by facsimile shall be deemed given on the date transmitted; provided that (i) the sender receives a written confirmation to verify the transmission, and (ii) the sender also delivers a copy of the notice to the other party by overnight courier. Notices sent by a courier shall be deemed delivered on the date of receipt or the date delivery is refused by the intended recipient as evidenced by the courier's records. Notices shall be sent to the parties at the addresses set forth below, or at such other addresses or persons as the party may from time to time designate by written notice to the other party:

            If to Miller:     Miller Milling Company
                              880 Grain Exchange Building
                              Minneapolis, Minnesota 55415
                              Attention:  President

            With a copy to:   Michael L. Snow, Esquire
                              Maslon Edelman Borman & Brand
                              3300 Norwest Center
                              Minneapolis, Minnesota  55402

            If to NWP:        New World Pasta Company
                              P. O. Box 820
                              Hershey, PA 17033
                              Attention:  Chief Executive Officer


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            With a copy to:   New World Pasta Company
                              P.O. Box 820
                              Hershey, PA 17033
                              Attention:  General Counsel
                              VP of Corporate Development and
                                 Administration

      4.3 Terms of Sale. Except as otherwise provided in this Agreement or in any particular contract for the purchase and delivery of any particular quantity of Contract Goods, all sales of Contract Goods shall be governed by the Uniform Commercial Code.

      4.4 Breach of Agreement. In the event of any breach of this Agreement, the non- breaching party may avail itself of any remedies afforded it by law, except as otherwise provided in Section 2.09 or Section 4.07 of this Agreement which shall govern in the event of any conflict with other provisions of this Agreement.

      4.5 Confidentiality. Both Miller and NWP hereby agree not to disclose, without the other parties' consent, to any third party (except financial institutions or professional personnel such as lawyers, accountants, and the like who are employed by the party hereto or as may be required or advisable to comply with law) the specific provisions of this Agreement.

      4.6 Arbitration. In the event the parties are unable to agree upon the pricing of any products hereunder, the amount due for any delivery, or the quality of any delivery they shall identify a third party who shall determine such amount, and whose determination shall be binding upon the parties hereto, and further provided that if Miller and NWP shall be unable to agree upon the identity of such third party, said determination shall be made by a board of arbitration in accordance with the rules and regulations of the American Arbitration Association, and held in Minneapolis, Minnesota. The cost of said arbitration shall be divided between the parties so that the losing party shall pay to the prevailing party a portion of the cost of the prevailing party's attorneys' fees and costs which shall be equal to a percentage determined by dividing (i) the value of the award to the prevailing party by (ii) the amount of the prevailing party's claim in the arbitration. The decision of the arbitrators shall be final and binding and entitled to recognition and enforcement by the courts of the United States and by the courts of all states of the United States.

      4.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. It is recognized that NWP's willingness to enter this Agreement is based in part on its reliance on Miller' practices and reputation and that, therefore, subject to other applicable provisions of this Agreement, this Agreement can only be assigned, sold, or disposed of by Miller by contract, by operation of law, merger or otherwise only after the Initial Term and only to a party that meets all of the following criteria:

            4.7.1 it is not a party that has an interest, either directly or indirectly, in any pasta manufacturing or marketing activity other than NWP which is either a material part of such


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      party's business or is in the dry pasta business (for example, this provision would not include a company such as Con Agra based on its current business);

            4.7.2 it is a party that is financially capable of assuming all obligations of operating the Mill and performance of this Agreement; and

            4.7.3 it is a party that has significant experience and involvement in all aspects of the operation of a durum wheat mill, including purchasing durum Wheat and processing durum wheat into semolina and other flour products; and NWP may assign and/or transfer all or any part of its rights under this Agreement provided such assignment/transfer is in connection with NWP's assignment/transfer of the Plant.

      4.8 Severability. The determination that any portion or provision of this Agreement is invalid or enforceable shall not affect the remaining portions or provisions hereof, unless such determination of invalidity relates to the essence or essential terms of this Agreement, in which event the entire Agreement shall become null and void.

      4.9 Counterparts. This Agreement may be executed in two or more counterparts and all counterparts so executed shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all parties shall not have executed the same counterpart.

      4.10 Integration. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof but specifically does not supersede the Mill Agreements which shall continue in effect in accordance with their respective terms.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                    NEW WORLD PASTA COMPANY


                                    By: /s/ C. Mickey Skinner
                                        -------------------------------------
                                    Name: C. Mickey Skinner
                                    Title: Chairman, Chief Executive Officer
                                           and Director


                                    MILLER MILLING COMPANY


                                    By: /s/ John C. Miller
                                        -------------------------------------
                                    Name: John C. Miller
                                    Title: Chairman, President and
                                           Chief Executive Officer


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